Exhibit 99.2

Guided Therapeutics, Inc.

First Quarter 2015 Conference Call

May 14, 2015

Alison Ziegler: Thank you. Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss first quarter 2015 results. For today’s call, we have Guided Therapeutics’ CEO, Gene Cartwright; and Company Controller, Charles Rufai, Certified Public Accountant.

During this call, the Company will be making forward-looking statements. These statements can obviously differ from actual results, so to rely on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the Company’s Form 10-K for the year ended December 31st, 2014, and other filings with the Securities and Exchange Commission.

At this time, I’d like to turn the call over to Gene. Go ahead, Gene.

Gene Cartwright: Thanks Alison.

Good morning and welcome.

Before I update everyone on our progress internationally, let me provide a brief update on our PMA amendment for LuViva. As you know, we are waiting to hear back from FDA and while they are not currently held to any specific timeline or performance standards with regards to our amended PMA, in our most recent correspondence they have confirmed to us that they expect to get back to us this month. I will remind everyone that they have missed several dates they provided to us verbally and in writing due to other priorities that have arisen, but we are optimistic we will hear something over the next week or two. We remain hopeful that they will provide us with a path for approval.

Since we reported Q4 back in March, we have continued to focus on, and gain traction in, the large international market for LuViva as a front line screener for cervical cancer. This strategic shift in direction to focus on screening began in earnest shortly after I came to Guided Therapeutics. The screening market opportunity is much larger than the product’s original intended use as a triage device. The idea is to have LuViva serve as the initial screening test, the way the Pap test is used in developed markets. This is beneficial in countries or regions that lack the infrastructure or trained people to administer and interpret the Pap test. In addition to not needing the expensive infrastructure, LuViva provides immediate results and is painless to the patient.

It has taken some time, but the groundwork we have laid, educating ministries of health and thought leaders throughout the world on the benefits of LuViva, is beginning to pay dividends.

We currently have 78 units in place in 19 countries including multiple units in Turkey, Guatemala, Mexico, Nigeria, Canada and Kuwait. We shipped a total of nine LuViva units in the first quarter along with about four hundred high-margin disposable Cervical Guides, compared to seven units in the first quarter of 2014. Markets that received shipments of LuViva devices in the quarter include Indonesia and Turkey, with disposables also going to Italy, Nigeria and Canada.

The two markets that are the farthest along and that we expect will help drive our results this year are Turkey and Kenya. Together with our distributors, we have dedicated significant time in these markets and are highly confident that we will be able to see results from our efforts in the weeks and months to come.

In our largest market to date, Turkey, we are very close to receiving reimbursement for LuViva. This has the potential to open up the entire market there for us. We anticipate hearing about reimbursement either later this quarter or in early Q3. Key opinion leaders throughout the country have lined up behind LuViva, and in addition to the Ministry of Health, where screening is now set to start and we could see demand for as many as 10 devices and over 10,000 disposables per month, we are also anticipating a number of units going to private hospitals later this year. Our distributor is also looking at three additional Southwest Asian countries to begin to sell into later this year.

Turning to Kenya, as we announced recently, our distributor has been awarded a contract with the Nairobi County Health Services Sector, a true innovator for healthcare in East Africa, to supply the first LuViva for the agency’s cervical cancer screening program. The LuViva was delivered Tuesday and the first patients have already undergone scans. We believe this is the first step to what could be a very significant order for the company, based on money that has been budgeted by Nairobi County. There is the potential later this quarter or in Q3 to begin to expand to six additional facilities in the county which would require 10-12 units with up to 10,000 patients per month being screened. Nairobi County is the largest population center in East Africa with approximately 1.5 million screening-aged women. Our partner, Stem World Enterprises, is optimistic that the screening program will be expanded in 2015 and in turn should support inroads in other parts of the developing world. Nairobi County is just one of 47 counties in Kenya and what Kenya’s capital does is often followed elsewhere in the country and in East Africa.

As you can see, these two markets, Turkey and Kenya, should go a significant way to helping us achieve our objectives for 2015. Particularly when you consider the number of potential disposables.

Turning to Latin America, we continue to make good progress and see significant opportunities for LuViva. In Mexico, our distributor remains active while we await the Cuadro Basico, which is similar to the CPT code in US. Once listed in the catalog, which we continue to expect over the summer, state and local healthcare agencies will be free to purchase LuViva unencumbered.

In Guatemala, the pilot program with the Ministry of Public Health and Social Welfare is due to be started in the next few weeks. They are evaluating LuViva as a means to screen for cervical cancer due to the lack of wide spread availability of the Pap test. As we have discussed in the past, cervical cancer is the leading cause of death among Guatemalan women and it is estimated approximately 4.5 million women would be candidates for cervical cancer screening. If successful, the pilot program could lead to the placement of LuViva in the 43 public hospitals in Guatemala.

During the quarter we added a new distributor in Costa Rica, which is ordering a unit. They also have strong relationships throughout South America and look to evaluate opportunities for LuViva in both Nicaragua and El Salvador as well.

And in Chile, we are about to initiate training after shipping units to Santiago in the fourth quarter.

Another market that we are very excited about is Indonesia – where our marketing executive has just spent the last two weeks. Screening evaluations are underway in this 4th most populous country in the world, with the potential for more than 63 million women candidates for screening. We have been meeting with policy makers and are optimistic that LuViva could make a real difference in this country where today very few women are screened.

Now, let me update you on Canada. As a result of the growing support of healthcare experts across Canada, a new pilot program is now underway in one of the provinces, involving up to 80 women. The trial is going well and patient accrual has been fairly quick. Upon successful completion, expected early third quarter, recommendations could be made to include LuViva as the standard of care in select provinces. As a reminder, this is an opportunity to use LuViva for triage – for which each year in Canada, as many as 400,000 women receive an abnormal Pap result and can wait months for follow-up exams, which typically include colposcopy and biopsy.

In the Netherlands, a multi-center study is progressing well, with approximately 10 patients seen per week. We are also looking at opportunities in Estonia for screening. In Scandinavia we are seeing interest from private clinics and in France and the UK, additional studies are planned in order to gain traction in those markets with leading doctors and government payers.

We are also working on new distributorships in India, China and Russia that should be completed this year.

In China, we signed a letter of intent to negotiate the exclusive distribution rights for LuViva. The letter of intent calls for the sale of five LuViva devices and associated single use disposables to Hong Kong and China, for clinical testing and regulatory evaluation. We received a payment of $55,000 at the end of April, which triggered the shipment of the first two of these devices.

China is the second largest medical device market in the world, according to the U.S. Department of Commerce. Approximately 390 million Chinese women are between 25 and 64 years old, the prime age for cervical cancer screening. As such, China is a top market opportunity for LuViva as both a triage product to reduce unnecessary biopsies after a positive Pap result and also as a point-of-care, primary screening tool for cervical cancer. Our distributor has strong ties to the largest private hospital in China, as well as one of the country’s largest medical technology companies, which should be very helpful as we navigate this market.

As we mentioned, LuViva would need approval from the Chinese Food and Drug Administration, which could take a year. We currently anticipate interim device and disposable sales for clinical study and demonstration purposes. In Hong Kong, which has a different regulatory environment that involves device registration, the time to commercial sales could be much quicker.

After reporting the first quarter – given all the activity around the world, we are even more positive than when we last spoke in March. We continue to project sales of $3.0 million, which is based on the low end of our current distributor forecasts. As we said previously, sales will be more heavily weighted to the second half of the year. There are several large orders that are within reach with opportunities to generate high margin disposable sales.

After the close of the quarter, we did complete the sale of 4.0 million shares of our common stock and warrants to purchase an additional 2.0 million shares, for an aggregate purchase price of $720,000 in a private placement to accredited investors. We also brought in $130,000 from the recent exercise of some warrants that were priced at 10.5 cents. We continue to maintain a low burn rate, which stands at just over $400,000 per month by reducing our employment levels and using stock as a portion of management’s pay.

It is also important to note that approximately 90% of the principal from the Magna financing has been eliminated. We also have funds coming in from sales of units and disposable, to the tune of over $250,000 over the next month or so and have signed a letter of engagement with Ladenburg Thalman to help us with our capital needs.

With that, I will turn the call over to Charles.

Charles Rufai: Thank you Gene. Total revenue for the three months ended March 31, 2015 was about $127,000. Related costs of sales and net realizable value expenses were approximately $107,000, which resulted in a gross profit on the devices and disposables of approximately $20,000.

Revenue for the same period in 2014 was approximately $122,000. Related costs of sales were approximately $192,000, which resulted in a gross loss on the devices and disposables of approximately $70,000.

Contract and grant revenue was approximately $15,000 for the quarter ended March 31, 2015, compared to approximately $19,000 for the same period in 2014.

The net loss attributable to stockholders for the three months ended March 31, 2015 was about $1.3 million, or $0.01 per share, compared to a loss of about $1.6 million, or $0.02 per share, for the same period last year.

Research and development expenses decreased to approximately $373,000 in the first quarter from about $607,000 in the same period last year. The decrease was primarily related to reduction in staffing and transition to product manufacturing.

Sales and marketing expenses decreased to approximately $172,000 from about $283,000, in the same period last year; primarily due to the Company wide expense reduction and cost savings.

General and administrative expenses decreased to approximately $963,000 in the first quarter, compared to about $1.1 million in the same period last year. The decrease was primarily related to the on-going Companywide expense reduction program.

Interest expense increased to approximately $492,000 for the three months ended March 31, 2015, as compared to approximately $27,000 for the same period in 2014, primarily due to interest on our notes payables and amortization of our debt issuance costs.

Cash on hand at the end of the first quarter was about $18,000 compared to approximately $162,000 at the end of our fiscal year ended December 31, 2014. This excludes $270,000 raised in April. Our projected monthly burn rate remains just over $400,000.

At March 31, 2015, net account receivable based on current invoices totaled about $358,000, up slightly from about $338,000 at the end of our fiscal year ended December 31, 2014. The Company had about $1.1 million of net inventory on hand at the end of the quarter. Our negative working capital was about $3.5 million.

At March 31, 2015, the Company had outstanding warrants exercisable for about 28.5 million shares of common stock, with exercise price averaging $0.27 per share. If exercised, these warrants could bring in about $7.8 million in cash over the next five years, assuming full exercise. So far in the second quarter, 1.25 million warrants were converted, bringing in just over $130,000. At the end of the quarter, the Company had about 100.1 million shares outstanding.

The Company will likely be required to raise additional funds through public or private financing, new collaborative relationships, or grants, if available. As Gene mentioned, we are putting plans in place to support our continued launch of LuViva.

Additional details can be seen in our Form 10-Q, as well as our other subsequent filings.

I will now turn the call back over to Gene. Gene?

Gene Cartwright: Thanks Charles. Before we open the call to your questions, I’d like to review with everyone our key focus areas and goals for the remainder of 2015.

First, we remain focused on getting an answer on our PMA amendment. The FDA has stated that we are at the top of their to-do list and, based on their most recent communication, they have confirmed we will hear their decision before the end of May. We continue to remain hopeful that there will be a path for approval for LuViva.

More important to our success long term, however, is our international screening opportunity. We estimate the international market to be 5 times bigger than the US market. We remain focused on: increasing Cervical Guide orders from customers with the largest Cervical Guide opportunities; pursuing evaluations with key opinion leaders around the world to generate abstracts and publications to showcase LuViva’s performance; and selectively expanding distribution to new countries.

Just recently we were informed that our abstract has been accepted as an oral presentation at the October 2015 FIGO World Congress in Vancouver. FIGO is held every three years and is a leading conference for obstetrics, gynaecology and women’s health with the best scientists, clinicians, teachers and other allied health specialties assembling to present the latest science and best clinical practice.

We continue to target $3 million in sales for 2015 based on our distributor forecast. While our sales results were low for the quarter, we are pleased with the progress we have made and believe it will be reflected in future results. Again, based on guidance from distributors, sales are more heavily weighted towards the second half of the year. We continue to be hopeful we will start to see additional orders from Kenya now that the initial order is in hand and Turkey should see some positive developments over the next weeks and months as well.

Finally, ensuring we have the necessary capital to fund ongoing operations remains a priority, as well as a challenge with regard to limiting dilution. With our new banking agreement, we believe we now have the necessary relationship in place to support the additional capital requirements to fund ongoing operations. We also will continue to pursue funding and partnership opportunities with various foundations and women’s health companies.

There are some very large orders we hope to receive in the very near term, LuViva is performing well in the field, we continue to collect clinical data that supports our initial data and will be useful for future claims, and the screening opportunity is only growing. We currently estimate the international market potential for our “point of care” LuViva product, just in the markets where we have distributors, to now be over $2 billion, based on both the triage market and the screening opportunity in the developing world where access to the Pap smear and HPV is limited.

Thank you for your time and for your patience. We will work hard to continue to keep our shareholders updated in the weeks and months to come. I’ll now turn the call over to the Operator for your questions.